Exhibit 99.1

GSI GROUP INC.

RESTRICTED STOCK UNIT

INDUCEMENT AWARD GRANT NOTICE

GSI Group Inc., a company organized under the laws of the Province of New Brunswick, Canada (together with any successor thereto, the “Company”), hereby grants to the holder listed below (“Participant”), an award of restricted stock units (“Restricted Stock Units”). Each Restricted Stock Unit represents the right to receive one share of common stock of the Company upon vesting of such Restricted Stock Unit. This award of Restricted Stock Units is subject to all of the terms and conditions set forth herein and in the Restricted Stock Unit Inducement Award Agreement attached hereto as Exhibit A (the “Restricted Stock Unit Award Agreement”), which is incorporated herein by reference.

Participant:	[Participant Name]

Total Number of Restricted Stock Units:	[Restricted Stock Units Granted]

Participant agrees not to disclose the terms of this Grant Notice to any entity or person unless the Company agrees to such disclosure in advance and in writing; provided that Participant may, without such permission, (a) make such disclosures as are required by applicable law, including disclosures to taxing agencies and pursuant to federal or state securities law, and (b) disclose the terms of this Grant Notice to his or her attorney(s), accountant(s) and tax advisor(s), as reasonably necessary, and to members of his or her immediate family; provided, further, that Participant instructs such person(s) that the terms of this Grant Notice are strictly confidential and are not to be revealed to anyone else except as required by applicable law.

By his or her signature and the Company’s signature below, Participant agrees to be bound by the terms and conditions of the Restricted Stock Unit Award Agreement, this Grant Notice and that certain Employee Patent and Proprietary Information Utilization, Non-Competition and Non-Solicitation Agreement in the form attached hereto as Exhibit C (the “Employee Agreement”). Participant has reviewed the Restricted Stock Unit Award Agreement, this Grant Notice and the Employee Agreement in their entirety and fully understands all provisions of this Grant Notice, the Restricted Stock Unit Award Agreement and the Employee Agreement. Participant shall sign and return a written copy of the Employee Agreement to the Company as soon as practicable following [Grant Date]. If Participant is married, his or her spouse has signed the Consent of Spouse attached to this Grant Notice as Exhibit B.

GSI GROUP INC.:		PARTICIPANT:

By:		By:
Print Name:	Robert Buckley	Name:	[Participant Name]
Title:	Chief Financial Officer
Address:	125 Middlesex Turnpike	Address:
Bedford, MA 01730

EXHIBIT A

TO RESTRICTED STOCK UNIT INDUCEMENT AWARD GRANT NOTICE

GSI GROUP INC. RESTRICTED STOCK UNIT INDUCEMENT AWARD AGREEMENT

Pursuant to the Restricted Stock Unit Inducement Award Grant Notice (the “Grant Notice”) to which this Restricted Stock Unit Inducement Award Agreement (this “Agreement”) is attached, GSI Group Inc., a company organized under the laws of the Province of New Brunswick, Canada (the “Company”), has granted to Participant an award of restricted stock units (“Restricted Stock Units” or “RSUs”).

ARTICLE 1.

GENERAL

1.1 Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Grant Notice or Annex A hereto. As used herein, the term “stock unit” shall mean a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of Common Stock (subject to adjustment as provided in Section 3.15) solely for purposes of this Agreement. The Restricted Stock Units shall be used solely as a device for the determination of the payment to eventually be made to Participant if such Restricted Stock Units vest pursuant to Section 2.3 hereof. The Restricted Stock Units shall not be treated as property or as a trust fund of any kind.

ARTICLE 2.

GRANT OF RESTRICTED STOCK UNITS

2.1 Grant of RSUs; Employment Inducement Award.

(a) In consideration of Participant’s entering into employment with the Company or a Subsidiary and for other good and valuable consideration, effective as of [Grant Date] (the “Grant Date”), the Company grants to Participant an award of RSUs as set forth in the Grant Notice, upon the terms and conditions set forth in this Agreement, subject to adjustments as provided in Section 3.15.

(b) The RSUs are intended to constitute an “employment inducement grant” as described in NASDAQ Listing Rule 5635(c)(4), and consequently are intended to be exempt from the NASDAQ rules regarding shareholder approval of stock option or purchase plans or other equity compensation arrangements. This Agreement and the terms and conditions of the RSUs shall be interpreted in accordance and consistent with such exemption.

2.2 Company’s Obligation to Pay. Each RSU has a value equal to the Fair Market Value of a share of Common Stock on the date it becomes vested. Unless and until the RSUs will have vested in the manner set forth in Article 2 hereof, Participant will have no right to payment of any such RSUs. Prior to actual payment of any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

2.3 Vesting Schedule. Subject to Section 2.5 hereof, the RSUs awarded by the Grant Notice will, subject to Participant’s continued employment or services with the Company from the Grant Date through April 1, 2016 (the “Vesting Date”), vest and become nonforfeitable on the Vesting Date if [ ].

2.4 Consideration to the Company. As a condition precedent to the grant of the award of RSUs by the Company, Participant shall have executed and delivered to the Company an Employee Patent and Proprietary Information Utilization, Non-Competition and Non-Solicitation Agreement (or similar agreement) in the Company’s then-applicable form. In further consideration of the grant of the award of RSUs by the Company, Participant agrees to render faithful and efficient services to the Company or any Subsidiary. Nothing in this Agreement shall confer upon Participant any right to continue in the employ or service of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

2.5 Forfeiture, Termination and Cancellation upon Termination of Service or Failure to Attain the Gross Profit Goals. Notwithstanding any contrary provision of this Agreement:

(a) Upon Participant’s Termination of Service by the Company other than for Cause prior to the Vesting Date, a prorated portion of the unvested RSUs subject to this Agreement shall remain outstanding and subject to vesting on the Vesting Date, subject to the achievement of (i) the Cumulative Gross Profit Goal or (ii) both the 2014 Gross Profit Goal and the 2015 Gross Profit Goal, as set forth in Section 2.3(a), with such prorated portion determined by multiplying the number of RSUs subject to this Award by a fraction, the numerator of which is the number of days elapsed during the period beginning on the Grant Date and ending on the applicable termination date, and the denominator of which is the total number of days during the period beginning on the Grant Date and ending on the Vesting Date. All other unvested RSUs subject to this Agreement will thereupon be automatically forfeited, terminated and cancelled as of the applicable termination date without payment of any consideration by the Company, and Participant, or Participant’s beneficiary or personal representative, as the case may be, shall have no further rights hereunder.

(b) Upon Participant’s Termination of Service for any reason other than as described in Section 2.5(a), all then unvested RSUs subject to this Agreement will thereupon be automatically forfeited, terminated and cancelled as of the applicable termination date without payment of any consideration by the Company, and Participant, or Participant’s beneficiary or personal representative, as the case may be, shall have no further rights hereunder.

(c) If (i) the Cumulative Gross Profit Goal is not met and (ii) either the 2014 Gross Profit Goal or the 2015 Gross Profit Goal is not met, then no RSUs shall vest and all unvested RSUs will be automatically forfeited, terminated and cancelled as of the Valuation Date without payment of any consideration by the Company, and Participant, or Participant’s beneficiary or personal representative, as the case may be, shall have no further rights hereunder.

2.6 Payment upon Vesting.

(a) As soon as administratively practicable following the vesting of any Restricted Stock Units pursuant to Section 2.3 hereof, but in no event later than sixty (60) days after the Vesting Date (for the avoidance of doubt, this deadline is intended to comply with the “short-term deferral” exemption from Section 409A of the Code), the Company shall deliver to Participant (or any transferee permitted under Section 3.2 hereof) a number of shares of Common Stock (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Company in its sole discretion) equal to the number of Restricted Stock Units subject to this award that vest on the Vesting Date, unless such Restricted Stock Units terminate prior to the Vesting Date pursuant to Section 2.5 hereof. Notwithstanding the foregoing, in the event shares of Common Stock cannot be issued pursuant to Section 2.7(a), (c), (d) or (e) hereof, then the shares of Common Stock shall be issued pursuant to the preceding sentence as soon as administratively practicable after the Administrator determines that shares of Common Stock can again be issued in accordance with Sections 2.7(a), (c), (d) and (e) hereof.

(b) Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to require payment by Participant of any sums required by applicable law to be withheld with respect to the grant or vesting of RSUs or the issuance of shares of Common Stock. Such payment shall be made by deduction from other compensation payable to Participant or in the following other form of consideration:

(i) Cash or check;

(ii) Surrender of shares of Common Stock (including, without limitation, shares of Common Stock otherwise issuable under the RSUs) held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences and having a Fair Market Value on the date of delivery equal to the minimum amount required to be withheld by statute; or

(iii) Other property acceptable to the Administrator (including, without limitation, through the delivery of a notice that Participant has placed a market sell order with a broker with respect to shares of Common Stock then issuable under the RSUs, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of its withholding obligations; provided that payment of such proceeds is then made to the Company upon settlement of such sale).

The Company shall not be obligated to deliver any new certificate representing shares of Common Stock to Participant or Participant’s legal representative or enter such share of Common Stock in book entry form unless and until Participant or Participant’s legal representative shall have paid or otherwise satisfied in full the amount of all federal, state and local taxes applicable to the taxable income of Participant resulting from the grant or vesting of the RSUs or the issuance of shares of Common Stock.

2.7 Conditions to Delivery of Common Stock. The shares of Common Stock deliverable hereunder, or any portion thereof, may be either previously authorized but unissued shares of Common Stock or issued shares of Common Stock which have then been reacquired by the Company. Such shares of Common Stock shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any shares of Common Stock deliverable hereunder or portion thereof prior to fulfillment of all of the following conditions:

(a) The Administrator’s determination that the issuance of such shares is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which such shares are listed or traded;

(b) The receipt by the Company of such reasonable covenants, agreements and representations from Participant that the Administrator, in its discretion, deems advisable in order to comply with applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which such shares are listed or traded;

(c) The admission of such shares of Common Stock to listing on all stock exchanges on which such Common Stock is then listed;

(d) The completion of any registration or other qualification of such shares of Common Stock under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable;

(e) The obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable;

(f) The receipt by the Company of all payments in connection with such shares of Common Stock, including payment of any applicable withholding tax, which may be in one or more of the forms of consideration permitted under Section 2.6 hereof; and

(g) The lapse of such reasonable period of time following the vesting of any Restricted Stock Units as the Administrator may from time to time establish for reasons of administrative convenience.

2.8 Additional Conditions on Common Stock. All share certificates delivered pursuant to this Agreement and all shares issued pursuant to book entry procedures will be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state, or foreign securities or other laws, rules and regulations and the rules of any securities exchange or automated quotation system on which the Common Stock is listed, quoted, or traded. The Administrator may place legends on any share certificate or book entry to reference restrictions applicable to the shares. The Administrator shall have the right to require Participant to comply with any timing or other restrictions with respect to the settlement or distribution of the shares under this Agreement, including a window-period limitation, as may be imposed in the sole discretion of the Administrator. No fractional shares shall be issued and the Administrator shall determine, in its sole discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding down.

2.9 Rights as Stockholder. The holder of the RSUs shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of the RSUs and any shares of Common Stock underlying the RSUs and deliverable hereunder unless and until such shares of Common Stock shall have been issued by the Company and held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment will be made for a dividend or other right for which the record date is prior to the date the shares of Common Stock are issued, except as provided in Section 3.15.

ARTICLE 3.

OTHER PROVISIONS

3.1 Administration. The Committee (or another committee or a subcommittee of the Board appointed by the Board to assuming the functions of the Committee under this Agreement) shall administer this Agreement (except as otherwise permitted herein) and, unless otherwise determined by the Board, shall consist solely of two or more directors of the Company who are not employees appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as both a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule and an “independent director” under the rules of any securities exchange or automated quotation system on which the shares are listed, quoted or traded. The Administrator shall have the power to interpret this Agreement and the Grant Notice and to adopt such rules for the administration, interpretation and application of this Agreement as are consistent therewith and to interpret, amend or revoke any such rules. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Administrator under this Agreement except with respect to matters which under Rule 16b-3 under the Exchange Act or any successor rule or any regulations or rules issued thereunder, or the rules of any securities exchange or automated quotation system on which the shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to this Agreement or the RSUs. Each member of the Administrator is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of this Agreement.

3.2 Transferability; Beneficiaries.

(a) During the lifetime of Participant, the RSUs may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until the shares of Common Stock underlying the RSUs have been issued, and all restrictions applicable to such shares of Common Stock have lapsed. Neither the RSUs nor any interest or right therein shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

(b) Notwithstanding Section 3.2(a), the Administrator, in its sole discretion, may determine to permit Participant to transfer the RSUs to any one or more Permitted Transferees, subject to the following terms and conditions: (i) the RSUs transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution; (ii) the RSUs transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of this Agreement as applicable to Participant (other than the ability to further transfer the RSUs); and (iii) Participant and the Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal, state and foreign securities laws and (C) evidence the transfer.

(c) Notwithstanding Section 3.2(a), Participant may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of Participant and to receive any distribution with respect to the RSUs upon Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to this Agreement is subject to all terms and conditions of this Agreement applicable to Participant, except to the extent this Agreement otherwise provides, and to any additional restrictions deemed necessary or appropriate by the Administrator. If Participant is married and resides in a community property state, a designation of a person other than Participant’s spouse as his or her beneficiary with respect to more than 50% of Participant’s interest in the RSUs shall not be effective without the prior written or electronic consent of Participant’s spouse. If no beneficiary has been designated or survives Participant, payment shall be made to the person entitled thereto pursuant to Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by Participant at any time provided the change or revocation is filed with the Administrator prior to the Participant’s death.

3.3 Binding Agreement. Subject to the limitation on the transferability of the RSUs contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

3.4 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 3.4, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

3.5 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.6 Governing Law. The laws of the Commonwealth of Massachusetts shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

3.7 Conformity to Securities Laws. Participant acknowledges that this Agreement is intended to conform to the extent necessary with all provisions of the Securities Act of 1933, as amended, and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, this Agreement shall be administered, and the RSUs are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations. Notwithstanding any other provision of this Agreement to the contrary, if Participant is a director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act, he or she shall not be permitted to make payment with respect to the RSUs, or continue any extension of credit with respect to such payment with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

3.8 Amendments, Suspension and Termination. This Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board; provided that, except as may otherwise be permitted by this Agreement, no amendment, modification, suspension or termination of this Agreement shall adversely affect the RSUs in any material way without the prior written consent of Participant.

3.9 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 3.2 hereof, this Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.

3.10 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of this Agreement, if Participant is subject to Section 16 of the Exchange Act, the RSUs and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.11 Entire Agreement. The Grant Notice and this Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

3.12 Section 409A. The RSUs are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Grant Notice or this Agreement, if at any time the Administrator determines that the RSUs (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate either for the RSUs to be exempt from the application of Section 409A or to comply with the requirements of Section 409A. Notwithstanding anything herein to the contrary, in no event shall any liability for failure to comply with the requirements of Section 409A be transferred from Participant or any other individual to the Company or any of its Affiliates, employees or agents pursuant to the terms of this Agreement or otherwise.

3.13 Limitation on Participant’s Rights. This Agreement confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive the Common Stock as a general unsecured creditor with respect to RSUs, as and when payable hereunder.

3.14 Account Administration. The Company may from time to time appoint a broker to administer the award under this Agreement. To the extent the Company appoints such a broker, Participant agrees that he or she shall, upon request by the Company, open an employee brokerage services account at such broker.

3.15 Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a) In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of the Company’s stock or the share price of the Company’s stock other than an Equity Restructuring, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (i) the number and kind of shares of Common Stock (or other securities or property) subject to this Agreement; and (ii) the terms and conditions of this Agreement (including, without limitation, any applicable performance targets or criteria with respect thereto).

(b) In the event of any transaction or event described in Section 3.15(a) or any unusual or nonrecurring transactions or events affecting the Company, any Affiliate of the Company, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations or accounting principles, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of this Agreement or by action taken prior to the occurrence of such transaction or event and either automatically or upon Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement or with respect to the RSUs, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i) To provide for either (A) termination of the RSUs in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the realization of Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 3.15 the Administrator determines in good faith that no amount would have been attained upon the realization of Participant’s rights, then the RSUs may be terminated by the Company without payment) or (B) the replacement of the RSUs with other rights or property selected by the Administrator in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the realization of Participant’s rights had the RSUs been fully vested;

(ii) To provide that the RSUs be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares;

(iii) To make adjustments in the number and type of shares of the Company’s stock (or other securities or property) subject to the RSUs and/or in the terms and conditions of, and the criteria included in, this Agreement;

(iv) To provide that the RSUs shall be fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in this Agreement; and

(v) To provide that the RSUs cannot vest or become payable after such event.

(c) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 3.5(a) and 3.5(b), the number and type of securities subject to this Agreement shall be equitably adjusted. The adjustments provided under this Section 3.15(c) shall be nondiscretionary and shall be final and binding on Participant and the Company.

(d) No adjustment or action described in this Section 3.15 shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Administrator determines that the RSUs are not to comply with such exemptive conditions.

(e) The existence of this Agreement and the RSUs granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(f) No action shall be taken under this Section 3.15 which shall cause the RSUs to fail to comply with Section 409A of the Code or the Treasury Regulations thereunder.

3.16 Compliance with Laws. This Agreement, the granting and vesting of the RSUs and the issuance and delivery of shares under this Agreement are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to state, federal and foreign securities law and margin requirements), the rules of any securities exchange or automated quotation system on which the shares are listed, quoted or traded, and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under this Agreement shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

3.17 Relationship to Other Benefits. No payment pursuant to this Agreement shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

Annex A

Definitions

1.	“Affiliate” shall mean (a) Subsidiary; and (b) any domestic eligible entity that is disregarded, under Treasury Regulation Section 301.7701-3, as an entity separate from either (i) the Company or (ii) any Subsidiary.

2.	“Administrator” shall mean the entity that conducts the general administration of this Agreement as provided in Section 3.1.

3.	“Board” shall mean the Board of Directors of the Company.

4.	“Cause” shall mean (a) Participant’s willful failure to substantially perform the duties of his role, other than such failure resulting from his disability (as determined by the Company), (b) Participant’s willful failure to carry out or comply with any lawful and reasonable directive from his direct supervisor, (c) Participant’s commission of any act or omissions that results, or may reasonably be expected to result in a conviction, plea of no contest, or imposition of unadjudicated probation for any felony or crime involving moral turpitude or (d) Participant’s unlawful use or possession of illegal drugs on the Company’s premises or while performing Participant’s duties and responsibilities to the Company.

5.	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder.

6.	“Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board, appointed as provided in Section 3.1.

7.	“Common Stock” shall mean the common shares of the Company, and such other securities as may be substituted for Common Stock pursuant to Section 3.15.

8.	“DRO” shall mean a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

9.	“Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares of Common Stock (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

10.	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

11.	“Fair Market Value” shall mean, as of any given date, the value of a share of Common Stock determined as follows:

a.

If the Common Stock is listed on any (i) established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market), (ii) national market system or (iii) automated quotation system on which the shares are listed, quoted or traded, its Fair Market Value shall be the closing sales price for a share of Common Stock as quoted on such exchange or system for such date or, if there is no closing sales price for a share of Common Stock on the date in question, the closing sales price for a share of Common Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

b.	If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a share of Common Stock on such date, the high bid and low asked prices for a share of Common Stock on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

c.	If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.

12.	“Permitted Transferee” shall mean any “family member” of Participant, as defined under the instructions to use of the Form S-8 Registration Statement under the Securities Act of 1933, as amended, after taking into account any state, federal, local or foreign tax and securities laws applicable to the RSUs.

13.	“Subsidiary” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

14.	“Termination of Service” shall mean the time when the employee-employer relationship between Participant and the Company or any Affiliate is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where Participant simultaneously commences or remains in employment or service with the Company or any Affiliate. The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to Terminations of Service, including, without limitation, the question of whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service. Participant’s employee-employer relationship shall be deemed to be terminated in the event that the Affiliate employing or contracting with Participant ceases to remain an Affiliate following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

EXHIBIT B

TO RESTRICTED STOCK UNIT INDUCEMENT AWARD GRANT NOTICE

CONSENT OF SPOUSE

I,                         , spouse of                         , have read and approve the foregoing GSI Group Inc. Restricted Stock Unit Inducement Award Agreement (the “Agreement”). In consideration of issuing to my spouse the shares of the common stock of GSI Group Inc. set forth in the Agreement, I hereby appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Agreement and agree to be bound by the provisions of the Agreement insofar as I may have any rights in said Agreement or any shares of the common stock of GSI Group Inc. issued pursuant thereto under the community property laws or similar laws relating to marital property in effect in the state of our residence as of the date of the signing of the foregoing Agreement.

Dated:
Signature of Spouse

B-1

EXHIBIT C

TO RESTRICTED STOCK UNIT INDUCEMENT AWARD GRANT NOTICE

EMPLOYEE PATENT AND PROPRIETARY

INFORMATION UTILIZATION, NON-COMPETITION

AND NON-SOLICITATION AGREEMENT

This Employee Patent And Proprietary Information Utilization, Non-Competition and Non-Solicitation Agreement is made by and between me and GSI Group, Inc., a company organized under the laws of the Province of New Brunswick, Canada (together with any of its subsidiaries and Affiliates as may employ me from time to time and their respective successors and assigns, the “Company”) on [Grant Date].

1.	Consideration. This Agreement is in consideration of the equity incentive award granted to me pursuant to that certain Restricted Stock Unit Inducement Award Grant Notice by and between the Company and me, dated as of [Grant Date] (together with any related documents referenced therein, the “RSU Agreement”), and other valuable consideration, to which I hereby acknowledge I would not otherwise be entitled, including my continued employment with the Company.

2.	Proprietary Information.

(a) I understand and agree that my employment with the Company may involve access to information, whether or not in tangible form, which is the exclusive property of the Company and which is not known generally by the public, and to information which is identified as proprietary and/or confidential by the Company or which I have reason to believe is being maintained in confidence, whether embodied in memoranda, manuals, drafts, letters, drawings or other documents, computer disks, tapes or other information storage devices or any other media (“Proprietary Information”). Proprietary Information includes, among other things, Inventions (as defined below), Third Party Information (as defined below), Records (as defined below), all plans regarding, and results, intermediate and final, of, the Company’s research activities in which I may participate or of which I may obtain knowledge during my employment, business, manufacturing and research methods, product designs and specifications, manufacturing procedures and tolerances, research tools, test procedures, prices and pricing formulae, cost and other financial information, customers’ special materials and product specifications and requirements, information concerning suppliers, sales records, sales reports, employee and personnel information and other human resources data, customer lists, customer contact reports, customer records, unreleased products and services, market analyses, technical notebooks, manuals and documentation, development plans, marketing and business plans, agreements with third parties, budgets, information regarding the skills and compensation of Company employees and contractors, and other non-public information regarding the Company available to me during the term of my employment. I agree to treat Proprietary Information as confidential both during my employment and thereafter and shall recognize and protect the property rights of the Company in its Proprietary Information.

(b) I agree that all materials or media containing Proprietary Information, whether created by me or others, which comes into my custody, possession or control, are the exclusive property of the Company to be used by me only in the performance of my duties for the Company. I will take all necessary steps to maintain the confidentiality of such information. I will not copy or remove such materials or media or copies thereof from the Company premises except in the pursuit of the business of the Company.

(c) I also agree to maintain in confidence information disclosed to the Company by third parties, whether or not in tangible form, which is identified as confidential or proprietary under a non-disclosure or confidentiality agreement or which I have reason to believe is being maintained in confidence, or which is information of the type that would be expected to be held in confidence, whether embodied in memoranda, manuals, drafts, letters, drawings or other documents, computer disks, tapes or other information storage devices or any other media (“Third Party Information”). I agree not to use Third Party Information except in the furtherance of my duties as an employee of the Company and consistent with the Company’s agreement with the applicable third party.

(d) I also represent and agree that I will not improperly use or disclose, in connection with my employment by the Company, information obtained from others, which I know to be confidential or proprietary, including information from prior employment or consulting arrangements. I further represent that my employment with the Company will not constitute a violation of any contractual agreement with a former employer or third party, including any agreement regarding that party’s confidential or proprietary information. I will not disclose to the Company, use in the performance of my work for the Company, or induce the Company to use, any Inventions, confidential or proprietary information, or other material belonging to any previous employer or to any other party in violation of any obligation of confidentiality to such party or in violation of such party’s proprietary rights.

(e) I shall promptly notify my supervisor or any officer of the Company if I learn of any possible unauthorized use or disclosure of Proprietary Information and shall cooperate fully with the Company to enforce its rights in such information.

3.	Patents and Inventions.

(a) I assign to the Company, waive all claims to moral rights to, will hold for the Company’s exclusive benefit, and will confirm assignment of in writing without compensation, my entire right, title and interest in any inventions, discoveries, techniques, processes, devices, improvements, refinements, modifications, methods, ideas, concepts, know-how, trade secrets or Works of Authorship (as defined below) conceived, made and/or reduced to practice by me, either solely or jointly with others, and whether patentable or not (“Inventions”), during my employment with the Company and which fall within the scope of the Company’s actual or anticipated business or research and development, whether made within or outside of my usual work hours, and whether on or off Company premises (“Employee Inventions”). Notwithstanding the foregoing, I understand that this agreement does not require assignment of any Invention to the extent such Invention qualifies for protection under Section 2870 of the California Labor Code, Section 49.44.140 of the Revised Code of Washington, 765 Illinois Compiled Statutes 1060, Section 44-130 of the Kansas Statutes, or Section 181.78 of the 2010 Minnesota Statutes, the current text of each which is attached hereto as Exhibit A (such laws, the “Invention Laws”). Inventions include, without limitation, software (in any form including source code and object code), algorithms, application programming interfaces (APIs), apparatus, circuit designs and assemblies, technical and business data, databases and data collections, designs, diagrams, documentation, Records, drawings, flow charts, formulae, gate arrays, materials, development plans, designs and brand elements, models, network configurations and architectures, photomasks, procedures, protocols, schematics, semiconductor devices, specifications, subroutines, techniques, test vectors, tools, user interfaces, developments and derivative works with respect to any of the foregoing, and any other forms of technology.

(b) I will make prompt and full disclosure of Employee Inventions to the Company and maintain records of creative or inventive activities related thereto (“Records”) and deliver the Records to the Company at termination of employment or as requested by the Company. In addition, I will promptly disclose to the Company all Inventions that I conceive, make, or reduce to specific form, either alone or jointly with others, during the period of my employment by the Company that I believe qualify under the Invention Laws, or any similar laws (each such Invention, a “Restricted Invention”). At the time of disclosure of a Restricted Invention I will provide to the Company in writing evidence to substantiate the belief that such Invention qualifies as a Restricted Invention. I understand that the Company will keep in confidence any non-public information disclosed in writing to the Company by me pursuant to this Agreement relating to Restricted Inventions.

(c) The term “Prior Inventions” shall mean any Inventions which I have, alone or jointly with others, conceived, developed or reduced to specific form or caused to be conceived, developed or reduced to specific form prior to the commencement of my employment with the Company that relate to the current or planned conduct of the Company. Without limiting my obligations under Paragraph 2(d), if I use a Prior Invention in the course of my employment or incorporate a Prior Invention in any product, service or other offering of the Company, to the extent permitted by applicable law, I hereby grant Company a non-exclusive, royalty-free, perpetual and irrevocable, worldwide right to make, use, sell, import, reproduce, distribute, modify, display, perform and sublicense such Prior Invention for the purpose of developing, manufacturing, marketing, selling, supporting, and distributing Company products, services, and other Company offerings worldwide either directly or through multiple tiers of distribution.

(d) During and after my employment with the Company, I will assist the Company, at the Company’s expense and without cost to me, in applying for, obtaining, perfecting, maintaining, enforcing, licensing, or transferring the Company’s rights in any and all countries with respect to Employee Inventions or other Inventions assigned by me to the Company, or which I am bound to assign to the Company (or any proprietary rights related thereto), and for that purpose, I will sign all documents which the Company may deem necessary or desirable. I understand the Company may provide, by mutual agreement, legal representation to me at the Company’s expense and without cost to me, concerning issues associated with litigation involving third parties regarding any Inventions, which become the subject of this Agreement. The mutual agreement by each of the Company and me regarding such legal representation will not be unreasonably withheld. I further agree that if the Company is unable, after reasonable effort, to secure my signature on any documents which the Company may deem necessary or desirable in applying for, obtaining, perfecting, maintaining, enforcing, licensing or transferring the Company’s rights in any and all countries with respect to Employee Inventions or other Inventions assigned by me to the Company, or which I am bound to assign to the Company (or any proprietary rights related thereto), any executive officer of the Company shall be entitled to execute any such documents as my agent and attorney-in-fact, and I hereby irrevocably designate and appoint each executive officer of the Company as my agent and attorney-in-fact to execute any such documents on my behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Employee Invention or other Invention assigned by me to the Company, or which I am bound to assign to the Company (or any proprietary rights related thereto), under the conditions described in this sentence. I hereby waive and irrevocably assign to the Company any and all claims which I now or hereafter have for infringement of any and all proprietary rights assigned to the Company under this Agreement.

4.	Works of Authorship. I acknowledge and agree that all writings or works of authorship, including, without limitation, software program codes and/or documentation (“Works of Authorship”), produced or authored by me in the course of performing services for the Company, together with any copyrights on those Works of Authorship, are “works made for hire” and the exclusive property of the Company. To the extent that any of the above-referenced Works of Authorship may not, by operation of law, be works made for hire, this Agreement shall constitute an irrevocable assignment by me to the Company of ownership of, and all rights of copyright in, such items, and the Company shall have the right to obtain in its own name rights of copyright, copyright registrations and similar protections which may be available in the Works of Authorship. I agree to give the Company at its expense all assistance reasonably required to perfect such rights, including the entitlement to execute necessary documents as my agent and attorney-in-fact, as described in Paragraph 3(d) above.

5.	Non-Competition; Non-Solicitation; Non-Disparagement.

(a) I hereby agree that I shall not, at any time during the Restricted Period, directly or indirectly engage in, have any interest in (including, without limitation, through the investment of capital or lending of money or property), or manage, operate or otherwise render any services to, any Person (whether on his or her own or in association with others, as a principal, director, officer, employee, agent, representative, partner, member, security holder, consultant, advisor, independent contractor, owner, investor, participant or in any other capacity) that engages in (either directly or through any subsidiary or Affiliate thereof) any business or activity (i) in which the Company or any of its Affiliates is engaged, or (ii) which the Company or any of its Affiliates has taken active steps to engage in or acquire, in each case, anywhere in the world (A) in which the Company or any of its Affiliates conducts any material business or activity, or (B) which the Company or any of its Affiliates has taken active steps to engage in or acquire material business or activity. Notwithstanding the foregoing, I shall be permitted to acquire a passive stock or equity interest in such a business; provided that such stock or other equity interest acquired is not more than two percent (2%) of the outstanding interest in such business.

(b) I hereby agree that I shall not, at any time during the Restricted Period, directly or indirectly, either for myself or on behalf of any other Person, (i) recruit or otherwise solicit or induce any customer or supplier of the Company to terminate its agreement or arrangement with the Company, or otherwise change its relationship with the Company, (ii) recruit or otherwise solicit or induce any employee of the Company to terminate his or her employment or arrangement with the Company, or otherwise change his or her relationship with the Company, or (iii) hire, or cause to be hired, any person who was employed by the Company at any time during the twelve (12)-month period immediately prior to the termination of my employment or who thereafter becomes employed by the Company.

(c) Upon termination of my employment, the Company shall instruct its then-current members of the Company’s board of directors (the “Board”), executive officers and authorized Company representatives speaking on behalf of the Company to not, except as required in connection with any legal dispute between the parties hereto or as required by applicable law or legal process, willfully make (or direct anyone else to make) any Disparaging remarks, comments or statements about me to any other person or entity. During the Restricted Period and thereafter, I shall not, except as required in connection with any legal dispute between the parties hereto or as required by applicable law or legal process, willfully make (or direct anyone else to make) any Disparaging remarks, comments or statements about the Company (including, without limitation, its directors, officers, agents, representatives, partners, members, equity holders or Affiliates) to any other person or entity. For purposes hereof, “Disparaging” written or oral remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.

(d) In the event the terms of this Paragraph 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. Except with respect to employees whose principal place of business as of the date of termination of employment is California, any breach or violation by me of the provisions of this Paragraph 5 shall toll the running of the Restricted Period for the duration of any such breach or violation.

(e) For purposes of this Paragraph 5, (i) “Restricted Period” shall mean (A) with respect to employees whose principal place of business as of the date of termination of employment is California, (x) for the purposes of Paragraph 5(b)(ii), the period of employment with the Company and the one year period immediately after termination of employment for any reason and (y) for all other purposes under this Agreement, the period of employment with the Company and (B) with respect to employees whose principal place of business as of the date of termination of employment is any jurisdiction other than California, the period of employment with the Company and the one year period immediately after termination of employment for any reason, and (ii) “Person” shall mean any individual, natural person, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), incorporated or unincorporated association, governmental authority, firm, society or other enterprise, organization or other entity of any nature.

(f) I acknowledge that I am subject to additional restrictive covenants pursuant to Section 7.10 of that certain Equity Purchase Agreement, dated [            ], 2014, by and among the Company, GSI Group Corporation, Jadak, LLC, Jadak Technologies, Inc., Advanced Data Capture Corporation and the other parties thereto (the “Equity Purchase Agreement”). I acknowledge that the restrictive covenants set forth in this Section 5 are in addition to, and not in lieu of, the restrictive covenants in the Equity Purchase Agreement.

6.	Company Documents. I agree that, upon the earlier of (a) a request by the Company and (b) the termination of my employment with the Company, I will deliver to the Company (and will not keep in my possession, reproduce or deliver to any third party) any and all Proprietary Information, Inventions, and other documents or property, or reproductions of any of the foregoing that belong to the Company (including, without limitation, any materials or media (or copies thereof) described in Paragraph 2(b)). I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. In the event of the termination of my employment with the Company for any reason, I agree to sign and deliver the “Termination Certification” attached here to as Exhibit B.

7.	Notification to Other Parties. In the event that I leave the employ of the Company, I hereby consent to notification by the Company to my new employer or any other party for whom I work about my rights and obligations under this Agreement.

8.	Duty of Loyalty. While employed by the Company, I agree to devote all of my business time, attention, skill and effort to the performance of my duties for the Company, and to promoting the interests and business of the Company, and I acknowledge that I owe a duty of loyalty to the Company and agree not to engage in, or contract with others to engage in, directly or indirectly, any business or other activity which is in competition with or may reasonably result in competition with the Company or which may result in other employees or other third parties terminating their relationships with the Company.

9.	Claw-Backs.

(a) In the event I breach any of my obligations under Paragraphs 2, 5(a), 5(b) or 5(c), as determined in good faith by the Board, I shall, in addition to any other remedy which may be available (i) at law or in equity, (ii) pursuant to Paragraph 13, or (iii) pursuant to the RSU Agreement, be required to pay to the Company an amount equal to all Financial Gain that I have received during the 12-month period immediately preceding (or at any time after) the date that I first breach such obligation(s). In addition all restricted stock units granted pursuant to the RSU Agreement (the “RSUs”) that have not become vested prior to the date of such breach shall thereupon be forfeited.

(b) For purposes of this Paragraph 9, “Financial Gain” with respect to any specified period of time shall mean the product of (i) the number of shares of common stock of the Company subject to the RSUs that first become vested during such period and (ii) the fair market value per share of common stock of the Company as of the date the RSUs first become vested, as determined by the Board in its good faith discretion.

10.	Affiliates of the Company. An Affiliate of the Company shall have the same rights as the Company under this Agreement and my obligations owed to the Company under this Agreement (including, without limitation, under Paragraph 5 hereof) shall be owed to its Affiliates in the same manner as they are owed to the Company. “Affiliates” of the Company shall mean (a) any Person directly or indirectly controlling, controlled by, or under common control with, the Company where “control” shall have the meaning given such term under Rule 405 of the Securities Act of 1933, as amended from time to time and (b) any other parent, affiliated or related entity and/or direct or indirect subsidiary of the Company. This Agreement shall be binding on and inure to the benefit of the parties hereto, their legal representatives, successors and assigns; provided, that my obligations under this Agreement are personal and shall not be assigned.

11.	At-Will Employment. I acknowledge and agree that this Agreement is not a contract of employment for any stated term and does not affect the at-will nature of my employment with the Company. Accordingly, my employment can be terminated, without cause or notice, at my option or the Company’s option. The at-will nature of my employment also means that I can be transferred or demoted, and my job title, compensation, benefits and other terms and conditions of employment can be reduced, without cause. However, my execution of this Agreement and adherence to its provisions are a condition of my employment and continued employment. This Agreement supersedes and is hereby substituted for any and all existing agreements, either verbal or written, which I have entered into with the Company relating generally to the same subject matter.

12.	Governing Law, Forum and Jurisdiction. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the Commonwealth of Massachusetts, without giving effect to any principles of conflicts of law, whether of the Commonwealth of Massachusetts or any other jurisdiction, and where applicable, the laws of the United States, that would result in the application of the laws of any other jurisdiction. With respect to disputes and claims hereunder, each of the parties irrevocably submits to the exclusive jurisdiction of any court of competent jurisdiction sitting in Middlesex County, Massachusetts, for the purposes of any suit, action or other proceeding arising out of this Agreement, any related agreement or any transaction contemplated hereby or thereby. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any related document or the transactions contemplated hereby and thereby in any court of competent jurisdiction sitting in Middlesex County, Massachusetts, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

13.	Employee Acknowledgement and Equitable Remedies. I acknowledge and agree that the restrictions and obligations contained in this Agreement are necessary for the protection of the business of the Company, and I consider these restrictions and obligations to be reasonable for such purpose. I agree that any breach of this Agreement by me is likely to cause the Company and its goodwill substantial and irrevocable damage, the exact amount of which will be difficult or impossible to ascertain, and that a breach of this Agreement would entail inevitable wrongful use or disclosure of Proprietary Information. Therefore, I agree that, upon receiving notice of any actual or threatened breach of this Agreement, the Company may seek relief in the form of specific performance, temporary or permanent injunctions or restraining orders, in each case which may mandate compliance with or prohibit violation of this Agreement, and I waive any requirement for the security or posting of any bond in connection with any such remedy. Such remedies shall not be the exclusive remedies for breach of this Agreement but shall be in addition to all other remedies available at law or in equity to the Company.

14.	Amendment; Waiver. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. The waiver by any party hereto expressed or implied, or any breach hereunder shall not be deemed a continuing waiver or consent to a subsequent breach. The failure of any party hereto at any time to require performance of any provision hereof shall in no way effect the right to require performance at any time thereafter. The waiver of any party to a breach of any provision hereof shall not be a waiver of the enforceability of such provision itself.

15.	Interpretation. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or, if any such provision is held invalid by a court with jurisdiction over the parties to this Agreement, unless otherwise provided in Paragraph 5(d), such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the remainder of this Agreement shall remain in full force and effect.

16.	Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect or impair the validity or enforceability of any other provision of this Agreement.

17.

Entire Agreement. Except as set forth in Section 5(f), this Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement. The provisions of this Agreement shall survive the termination of my employment with the Company for any reason and the assignment of this Agreement by the Company to any successor in interest or other assignee. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[signature page follows]

The parties have executed this Agreement on the first date set forth above:

GSI GROUP, INC.

Name:
Title:

[Participant Name]

Signature Page to Employee Patent and Proprietary Information Utilization,

Non-Competition and Non-Solicitation Agreement

Exhibit A

Section 2870 of the California Labor Code

As of the date of this Agreement, Section 2870 of the California Labor Code is as follows:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Section 49.44.140 of the Revised Code of Washington

As of the date of this Agreement, 49.44.140 of the Revised Code of Washington is as follows:

(1) A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

(2) An employer shall not require a provision made void and unenforceable by subsection (1) of this section as a condition of employment or continuing employment.

(3) If an employment agreement entered into after September 1, 1979, contains a provision requiring the employee to assign any of the employee’s rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work preformed [performed] by the employee for the employer.

765 Illinois Compiled Statutes 1060

As of the date of this Agreement, 765 Illinois Compiled Statutes 1060 is as follows:

(1) A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this State and is to that extent void and unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this subsection.

(2) An employer shall not require a provision made void and unenforceable by subsection (1) of this Section as a condition of employment or continuing employment. This Act shall not preempt existing common law applicable to any shop rights of employers with respect to employees who have not signed an employment agreement.

(3) If an employment agreement entered into after January 1, 1984, contains a provision requiring the employee to assign any of the employee’s rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.

Section 44-130 of the Kansas Statutes

As of the date of this Agreement, Section 44-130 of the Kansas Statutes is as follows:

(a) Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facilities or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless:

(1) The invention relates to the business of the employer or to the employer’s actual or demonstrably anticipated research or development; or

(2) the invention results from any work performed by the employee for the employer.

(b) Any provision in an employment agreement which purports to apply to an invention which it is prohibited from applying to under subsection (a), is to that extent against the public policy of this state and is to that extent void and unenforceable. No employer shall require a provision made void and unenforceable by this section as a condition of employment or continuing employment.

(c) If an employment agreement contains a provision requiring the employee to assign any of the employee’s rights in any invention to the employer, the employer shall provide, at the time the agreement is made, a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless:

(1) The invention relates directly to the business of the employer or to the employer’s actual or demonstrably anticipated research or development; or

(2) the invention results from any work performed by the employee for the employer.

(d) Even though the employee meets the burden of proving the conditions specified in this section, the employee shall disclose, at the time of employment or thereafter, all inventions being developed by the employee, for the purpose of determining employer and employee rights in an invention.

Section 181.78 of the 2010 Minnesota Statutes

As of the date of this Agreement, Section 181.78 of the 2010 Minnesota Statutes is as follows:

Subdivision 1. Inventions not related to employment.

Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

Subd. 2. Effect of subdivision 1.

No employer shall require a provision made void and unenforceable by subdivision 1 as a condition of employment or continuing employment.

Subd. 3. Notice to employee.

If an employment agreement entered into after August 1, 1977 contains a provision requiring the employee to assign or offer to assign any of the employee’s rights in any invention to an employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer.

Exhibit B

Termination Certification

This is to certify that I do not have in my possession, nor have I failed to return, any records, data, software, equipment, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, technical notebooks, charts, materials, equipment, other documents or property, or copies or reproductions of any of the foregoing items belonging to GSI Group, Inc., its subsidiaries, affiliates, successors, or assigns (collectively the “Company”) or the Company’s customers, suppliers or business partners.

I further certify that I have complied with all the terms of the Company’s Employee Patent and Proprietary Information Utilization, Non-Competition and Non-Solicitation Agreement signed by me (the “Agreement”), including the reporting of any Inventions (as defined therein) covered by the Agreement.

I further agree that, in compliance with the Agreement, I will preserve as confidential all Proprietary Information (as defined therein) after the termination of my employment with the Company.

I further agree that, in compliance with the Agreement, for the Restricted Period (as defined in the Agreement), I have and will comply with the provisions of Paragraph 5 thereof.

Date:

(Employee’s Signature)
(Type/Print Employee’s Name)

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